Exhibit 99.1

Socket Mobile Reports Fourth Quarter 2024 and Full Year Results

FREMONT, Calif., – February 25, 2025 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States ("GAAP") for the three and twelve months ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights:

•	Revenue of $4.8 million, a 10% increase compared to $4.4 million in the comparable prior year quarter and a 25% increase sequentially compared to $3.9 million in Q3 2024.

•	Gross margin of 51.0% compared with 52.8% in the prior year quarter and 49.0% in the preceding quarter.

•	Operating loss was $411,000 compared to an operating loss of $476,000 a year ago and an operating loss of $1,031,000 in the preceding quarter.

•	Diluted earnings per share of $0.00 compared to diluted earnings per share of $0.08 a year ago and a net loss per share of ($0.15) in the prior quarter.

Full Year 2024 Financial Highlights:

•	Revenue for the full year of 2024 was $18.8 million versus $17.0 million in 2023, an increase of 10.2% year-over-year.

•	Gross margin for 2024 was 50.4% compared to 49.7% in 2023.

•	Operating loss was $2.5 million in 2024 compared to operating loss of $3.1 million in 2023.

•	Net loss per share of ($0.30), compared to a net loss per share of ($0.27) in the prior year.

“Our financial performance in both Q4 and 2024 improved compared to 2023, driven by the growth of our business serving retail POS application providers. Adoption in the warehousing and logistics sectors is taking longer than expected. Through our evaluation, we’ve identified key areas for improvement and are taking steps to strengthen our position,” said Kevin Mills, President, and Chief Executive Officer.

“In 2024, we focused on expanding our market presence with the launch of several new products. The XtremeScan product family grew with the introduction of XtremeScan Mag devices—XS630, XS640, XG630, and XG640—designed for the increasing number of workers who use a single phone for both personal and business needs. The Bring Your Own Device (BYOD) category represents a significant yet underserved market where we see strong growth potential. The BYOD XtremeScan products are complementary to the Xtreme version and use a dedicated iPhone.

Additionally, we introduced the S320, our first countertop QR Code Payment Reader, offering a versatile solution for retail POS application providers. Beyond QR Code payment processing, the S320 supports age verification, access control, ticket validation, loyalty programs, and couponing. We also updated our Capture SDK and our entire line of barcode scanners and NFC reader/writers to be fully compatible with iOS 18,” continued Mr. Mills.

“As part of our ongoing efforts to enhance customer engagement, we launched a new website and an updated developer portal, Alfred—an AI-powered tool that provides Capture SDK developers with 24/7 multilingual support. The improved platform offers streamlined navigation and content, making it easier for users to access resources and explore our full range of solutions.”

“Looking ahead, we remain committed to innovation, expanding our product offerings, and strengthening our market position. By improving our technology and customer support, we are building a solid foundation for the future. We appreciate the support of our customers and partners as we move forward,” concluded Mills.

Conference Call

The management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly and year-end results and outlook for the future. The dial-in number to access the live conference call is (800) 237-1091, toll-free from within the U.S., or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, X, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computers and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2025, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended December 31,		Three months ended December 31,
	(Unaudited) 2024	2023*	(Unaudited) 2024	2023*
Revenue	$18,763	$17,034	$4,831	$4,398
Cost of revenue	9,311	8,571	2,366	2,078
Gross profit	9,452	8,463	2,465	2,320
Gross profit percent	50.4%	49.7%	51.0%	52.8%
Research & development	4,721	4,832	1,119	1,188
Sales & marketing	4,414	4,016	1,106	1,003
General & administrative	2,779	2,736	651	605
Total operating expenses	11,914	11,584	2,876	2,796
Operating income (loss)	(2,462)	(3,121)	(411)	(476)
Interest expense	(331)	(242)	(102)	(72)
Loss before income taxes	(2,793)	(3,363)	(513)	(548)
Deferred income tax benefit (expense)	551	1,444	551	1,460
Net income (loss)	$(2,242)	$(1,919)	$38	$912
Net income (loss) per share:
Basic	$(0.30)	$(0.27)	$0.00	$0.11
Fully diluted	$(0.30)	$(0.27)	$0.00	$0.08
Weighted average shares outstanding:
Basic	7,558	7,230	7,605	7,327
Fully diluted	7,558	7,230	7,703	9,486

*Derived from audited financial statements.

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) December 31, 2024	December 31, 2023*
Cash	$2,492	$2,827
Accounts receivable	1,588	1,700
Inventories	4,942	5,409
Deferred costs on shipments to distributors	143	323
Other current assets	431	441
Property and equipment, net	2,787	3,033
Deferred tax assets	10,663	10,112
Intangible assets, net	1,432	1,559
Operating leases right-of-use assets	2,604	3,088
Other long-term assets	264	250
Total assets	$27,346	$28,742
Accounts payable and accrued liabilities	$1,977	$2,185
Subordinated convertible notes payable, net of discount	150	150
Subordinated convertible notes payable, net of discount-related party	3,818	2,836
Deferred revenue on shipments to distributors	392	826
Deferred service revenue	31	33
Operating lease liabilities	2,817	3,292
Total liabilities	9,185	9,322
Common stock	69,374	68,391
Accumulated deficit	(50,175)	(47,933)
Treasury stock	(1,038)	(1,038)
Total equity	18,161	19,420
Total liabilities and equity	$27,346	$28,742

*Derived from audited financial statements.

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